Exhibit 99.1

PRESS RELEASE

Commissioning Begins at Synthesis Energy Systems’

Yima Joint Venture Project in China

SES’ Gasification System Being Considered as a Key Technology for Future Growth in China’s

Coal to Energy and Chemical Industries

HOUSTON, July 24, 2012 /PRNewswire/ — Synthesis Energy Systems, Inc. (Nasdaq: SYMX) (“SES”) announced today that the syngas production facility for its Yima Joint Venture coal to methanol project in Henan Province, China, has now entered the commissioning phase as many of the facility’s systems have achieved or are nearing mechanical completion.

Pre-commissioning activities, which began in May of this year, culminated in a successful short-term data gathering test where syngas was produced from coal in one of the project’s three gasifiers under controlled test conditions.

The Yima Joint Venture and SES support teams are now fully staffed at the site for implementing the commissioning work for the syngas production facility and for subsequently moving into the next phase for plant startup. Initial startup of the first gasifier is expected to occur in September of this year. Many of the supporting operating systems, including the steam and oxygen producing units, the coal handling system and the coal feeding system, have now reached mechanical completion. The commissioning of the methanol unit systems will begin after the syngas production facility is fully commissioned.

Francis Lau, senior vice president and chief technology officer of SES, stated, “Both the Yima Joint Venture and SES have a well-qualified team in place to complete the commissioning and startup of the facilities. The majority of our team members bring significant gasification experience, including that from our Zao Zhuang Joint Venture operating unit. During the pre-commissioning of the syngas production facility, we were able to gather important data that will help us facilitate a successful gasification unit startup.”

“The Yima Joint Venture project continues to make good progress and is a much anticipated important milestone for our company’s growth. The project is being watched very closely in China, as our technology is being considered as a key technology for future growth in China’s coal to energy and chemical industries,” said Robert Rigdon, SES president and CEO. “Our SES China business platform is moving forward on its important growth initiatives such as the startup of our Yima Joint Venture project, and the Hongye and ZhongMo strategic investments, which are also advancing well. We look forward to providing more updates soon on our progress in China.”

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants.

The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES and SRS, visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, its ability to complete the restructuring of the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures and the ability of SES to effect the ZJX/China Energy transaction and the Hongye and Zhongmo transactions, grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives, as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com

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